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PRESS RELEASE DATED APRIL 20, 2004                                  EXHIBIT 99.1



                     PRIMEDEX HEALTH SYSTEMS, INC. ANNOUNCES
                ACCEPTANCE OF FINANCING PROPOSAL FOR $160,000,000
                                 CREDIT FACILITY
                     AS REPLACEMENT FOR PREVIOUSLY ANNOUNCED
              $150 MILLION PRIVATE OFFERING OF SENIOR SECURED NOTES



April 20, 2004, Los Angeles, California. Primedex Health Systems, Inc. (OTCBB:PMDX) announced today it has accepted a non-binding financing proposal from an affiliate of Cerberus Capital Management, L.P. whereby it will provide Radnet Management, Inc., a Primedex wholly-owned subsidiary, with a three and one-half year $160 Million credit facility consisting of a revolving credit line and senior secured term loans. Acceptance of this financing proposal is intended to replace the previously announced program by Primedex to place $150 million aggregate principal amount of senior secured notes due 2012 which were to be issued by RadNet Management, Inc.

The credit facility, which is subject to various conditions, including due diligence review by the lender and completion of final documentation, will be guaranteed by Primedex, be secured by all of the assets of Primedex and Radnet Management and impose certain covenants on Primedex and Radnet Management.

Primedex plans to use the net proceeds from the credit facility to repay substantially all of Radnet existing debt, including capital leases. However, Primedex's 11.5% Series A Convertible Subordinated Debentures due June 30, 2008 ($16.2 million outstanding at March 31, 2004) will remain outstanding after the financing. The funding of the credit facility is expected to occur on or before May 31, 2004. No assurance can be given that the funding will be completed.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, market conditions for corporate debt in general and credit facility lending in particular and other risks described from time to time in Primedex's SEC reports, including its report on Form 10-K for the year ended October 31, 2003 and on Form 10-Q for the quarter ended January 31, 2004.

Company Contact:

    Jeffrey Linden
    General Counsel
    (310) 445-2842


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